Exhibit 99.1
New York Mortgage Trust Announces Share Repurchase Program
NEW YORK, NY – November 10, 2005 – New York Mortgage Trust, Inc. (NYSE: NTR), a self-advised residential mortgage finance company organized as a real estate investment trust (“REIT”), announced today that the Board of Directors approved a share repurchase plan authorizing the Company to repurchase up to $10.0 million of the Company’s outstanding common stock. The plan, funded from available capital, provides that the Company, at management’s discretion, is authorized to repurchase shares of Company common stock from time to time, in the open market or through privately negotiated transactions through December 31, 2015. The plan may be temporarily or permanently suspended or discontinued at any time.
“We believe that our stock is currently undervalued and that repurchasing shares at prices that are accretive to book value, earnings or both will positively impact our overall returns in this challenging environment,” commented Steven B. Schnall, the Company’s Chairman, President and Co-Chief Executive Officer.
About New York Mortgage Trust
New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. The mortgage portfolio is comprised largely of prime adjustable-rate and hybrid mortgage loans and securities, much of which, over time will be originated by NYMT’s wholly owned mortgage origination business, The New York Mortgage Company, LLC (NYMC), a taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT’s strategy.
For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Michael I. Wirth, Chief Financial Officer	Joe Calabrese (General) 212-827-3772
Phone: 212-634-2342	Julie Tu (Analysts) 212-827-3776
Email: mwirth@nymtrust.com
This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company’s assets, a decrease in the demand for mortgage loans may have a negative effect on the Company’s volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company’s hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.